EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-30894 and 333-81216 of Equity One, Inc. on Forms S-3 of our reports dated March 8, 2002, appearing in this Annual Report on Form 10-K/A of Equity One, Inc. for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectuses, which are part of these Registration Statements.

DELOITTE & TOUCHE LLP

Miami, Florida
March 18, 2002